ANGUILLA

THE INTERNATIONAL BUSINESS COMPANIES ACT, 2000

(Section 10)

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

Company Number **51582**

The Registrar of Companies hereby certifies that

Eurasia Energy Limited

having by Special Resolution amended its articles,

is now incorporated under the name of

Rhino Biotech Limited

REGISTRAR OF COMPANIES ANGUILLA-WEST INDIES

Registrar of Companies

Dated this 15th day of September, 2021